Exhibit 99

PR NEWSWIRE

NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES THE
NET INCOME FOR THE FOURTH QUARTER OF FISCAL 2018

Red Bank, N.J.  November 15, 2018  -  North European Oil Royalty Trust (NYSE-NRT) reported the net income for the fourth quarter of fiscal 2018 which appears below compared with the fourth quarter of fiscal 2017. Total royalty income includes adjustments made by the operating companies based upon their corrected royalty calculations for prior periods.

	4th Fiscal Quarter Ended 10/31/2018	4th Fiscal Quarter Ended 10/31/2017	Percentage Change
Total Royalty Income	$1,474,191	$2,144,268	- 31.25%
Net Income	$1,324,902	$2,010,828	- 34.11%
Distributions per Unit	$0.15	$0.22	- 31.82%

The Trust receives nearly all of its royalties under two royalty agreements. The Mobil Agreement, the higher royalty rate agreement, covers gas sales from the western half of the Oldenburg concession. The OEG Agreement, the lower royalty rate agreement, covers gas sales from the entire Oldenburg concession. The factors determining the amount of gas royalties payable under the two agreements from the preceding calendar quarter are shown in the table below comparing the third calendar quarters of 2018 and 2017. Further details will be available in the Trust's annual report on Form 10-K which will be available through the SEC or on the Trust's website, www.neort.com, on or about December 28, 2018.

Quarterly Gas Data Providing Basis for Fiscal Quarter Royalties
Mobil Agreement	3rd Calendar Quarter Ended 9/30/2018	3rd Calendar Quarter Ended 9/30/2017	Percentage Change
Gas Sales (Bcf) [1]	4.495	5.643	- 20.34%
Gas Prices[2] (Ecents/Kwh)[3]	1.9231	1.6197	+18.73%
Average Exchange Rates[4]	1.1550	1.1806	- 2.17%
Gas Royalties	$1,145,844	$1,228,092	- 6.70%
OEG Agreement
Gas Sales (Bcf)	14.029	17.770	- 21.05%
Gas Prices (Ecents/Kwh)	1.9612	1.6517	+18.74%
Average Exchange Rates	1.1540	1.1788	- 2.10%
Gas Royalties	$459,542	$500,886	- 8.25%

Footnotes:

    1. Billion cubic feet
    2. Gas prices derived from May-July period
    3. Euro cents per kilowatt hour
    4. Based on average Euro/dollar exchange rates of cumulative royalty transfers

Trust expenses for the fourth quarter of fiscal 2018 increased 11.09%, or $14,971, to $149,957 from $134,986 in comparison to the fourth quarter of fiscal 2017. The increase was due to higher legal expenses incurred during the planning for the conversion of the Trust's physical office to a virtual office as a cost saving measure.

Total royalty income received for fiscal 2018 decreased in comparison to fiscal 2017 primarily due to the combination of lower positive adjustments and lower gas sales associated with the earlier problems at the desulfurization plant. The Trust received positive adjustments in fiscal 2018 which increased royalty income by $189,529, whereas in fiscal 2017 the Trust received positive adjustments which increased royalty income by $411,884. Under the Mobil Agreement for fiscal 2018, gas sales, gas prices and average exchange rates showed percentage changes of -19.63%, +10.75% and +7.93%, respectively, in comparison to fiscal 2017. Under the OEG Agreement for fiscal 2018, gas sales, gas prices and average exchange rates showed percentage changes of -19.16%, +10.56% and +7.48%, respectively, in comparison to fiscal 2017. The comparison of the relevant periods is shown below.

	Fiscal Year Ended 10/31/2018	Fiscal Year Ended 10/31/2017	Percentage Change
Total Royalty Income	$7,198,534	$7,762,225	- 7.26%
Net Income	$6,407,955	$7,026,448	- 8.80%
Distributions per Unit	$0.70	$0.76	- 7.89%

The 2018 Annual Meeting is scheduled to begin at 10:00 A.M. on February 21, 2019. Further details will be provided in the Notice of Annual Meeting of Unit Owners which is being mailed in early January.

The previously declared distribution of 15 cents per unit will be paid on November 28, 2018 to owners of record as of November 16, 2018. For further information, contact John R. Van Kirk, Managing Director, at (732) 741-4008 or via e-mail at jvankirk@neort.com. The Trust's press releases along with other pertinent information is available on the Trust's website: www.neort.com.